TRAEGER ANNOUNCES SECOND QUARTER FISCAL 2022 RESULTS
UPDATES OUTLOOK FOR FULL YEAR 2022
ANNOUNCES ACTIONS TO REDUCE COSTS AND INVENTORIES
SALT LAKE CITY, Ut., August 10, 2022 (BUSINESS WIRE) -- Traeger, Inc. ("Traeger" or the "Company") (NYSE: COOK), creator and category leader of the wood pellet grill, today announced its financial results for the three months ended June 30, 2022.
Second Quarter FY 22 Highlights
•Total revenues decreased 6.0% to $200.3 million
•Gross profit margin of 36.7% down 240 basis points compared to prior year
•Net loss of $132.3 million, including a non-cash impairment charge of $111.5 million; net loss of $1.12 per share
•Adjusted net income of $4.8 million; adjusted net income of $0.04 per share
•Adjusted EBITDA of $17.9 million
Jeremy Andrus, CEO of Traeger, commented, "In the second quarter, macroeconomic conditions that are pressuring the consumer and changes in spending behavior negatively impacted results. While we had previously considered these factors in our outlook for the year, their impact deepened as we moved through some of our most important selling weeks of the year during the quarter. With softer demand trends, we accelerated efforts to mitigate these pressures. We are taking proactive and immediate steps to drive profitability and financial flexibility, including a cost reduction plan which we expect to drive $20 million in annualized savings. We are anticipating a challenging second half of 2022 as macroeconomic pressures continue to weigh on consumer demand and as our retail partners reduce channel inventories. Despite near-term challenges, I believe we are taking the right steps to position the company to successfully navigate the difficult backdrop. Moreover, I remain highly confident in Traeger's long-term growth opportunity and in our team's ability to drive value for both our shareholders and our consumers."

Operating Results for the Second Quarter
Total revenue decreased by 6.0% to $200.3 million, compared to $213.0 million in the second quarter last year.
•Grills decreased 24.6% to $117.7 million as compared to the second quarter last year. The decrease was primarily driven by lower unit volume, partially offset by a higher average selling price resulting from price increases taken in the second half of 2021 and early 2022.
•Consumables increased 2.2% to $42.1 million as compared to the second quarter last year. The increase was driven by increased average selling prices for wood pellets and other consumables, offset by lower unit volume of pellets.
•Accessories increased 157.2% to $40.5 million as compared to the second quarter last year. This increase was driven primarily by incremental revenue due to sales of MEATER smart thermometers following the July 2021 acquisition of Apption Labs.
North America revenue declined 8.0% in the second quarter compared to the prior year. Rest of World revenues increased 38.4% reflecting the acquisition of Apption Labs and growth in the Company's international markets.
Gross profit decreased to $73.5 million, compared to $83.3 million in the second quarter last year. Gross profit margin was 36.7% in the second quarter, compared to 39.1% in the same period last year. The decrease in gross margin was driven primarily by a shift in product mix relating to the grills category and increased shipping costs, partially offset by increased selling prices.
Sales and marketing expenses were $43.8 million, compared to $47.3 million in the second quarter last year. The decrease in sales and marketing expense was driven by reduced investments in advertising costs for brand awareness and lower professional fees, offset by higher advertising costs associated with MEATER, which was not reflected in the comparable period results.
General and administrative (“G&A”) expenses were $28.9 million, compared to $24.8 million in the second quarter last year. The increase in general and administrative expense was driven by higher equity-based compensation expense of $11.3 million, as well as higher personnel-related expenses primarily associated with MEATER, which was not reflected in the comparable period results, and to support our growth. The increases were partially offset by lower professional fees and research & development costs.
Change in fair value of contingent consideration resulted in additional expense of $0.3 million primarily driven by the increase in the likelihood of achieving the revenue performance targets in the share purchase agreement for the acquisition of Apption Labs, and a shorter discount period.
Goodwill impairment charge of $111.5 million was recorded as a result of a decrease in the Company's fair value due to the adverse impacts from macroeconomic conditions such as inflationary pressures and supply chain disruption, unfavorable demand, and the sustained decreases in the Company’s publicly quoted share price and market capitalization. The impairment charge is based on a preliminary estimate that will be finalized before the filing of the Company’s second quarter Form 10-Q. The impairment charge does not affect the Company's cash position, cash flow from operating activities, bank debt covenants, and does not have any impact on future operations.
Net loss was $132.3 million in the second quarter, or a loss of $1.12 per diluted share, as compared to net loss of $4.9 million in the second quarter of last year, or $0.05 per diluted share.1
1 There were no potentially dilutive securities outstanding as of June 30, 2022 and 2021.

Adjusted net income was $4.8 million, or $0.04 per diluted share as compared to adjusted net income of $16.7 million, or $0.15 per diluted share in the second quarter last year.2
Adjusted EBITDA was $17.9 million in the second quarter as compared to $27.0 million in the same period last year.2
2 Reconciliations of GAAP to non-GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this press release and the reasons for their use, are presented below.

Balance Sheet
Cash and cash equivalents at the end of the second quarter totaled $13.6 million, compared to $16.7 million at December 31, 2021.
Inventory at end of the second quarter was $163.8 million, compared to $145.0 million at December 31, 2021. Inventory growth was driven by increased input costs primarily due to macroeconomic factors, including increased freight rates, logistics costs, rising commodity prices and other product costs. Inventory levels of grills are elevated relative to the current demand forecast given slower than anticipated sales results in the second quarter and an expected reduction in retailer replenishment order activity in the second half of 2022. The company has implemented actions to reduce inventory levels.
Strategic Action Plan
In response to challenging macroeconomic pressures, the Company has implemented several strategic actions intended to drive profitability, improve cash flows, preserve liquidity, and enhance organizational focus. The company's strategic priorities include:
•Reducing expenses. The Company has undertaken an extensive review and prioritization of its cost structure. This review has lead to the implementation of cost optimization initiatives, including the closure of Traeger Provisions and a reduction in workforce in July 2022. The Company expects these initiatives to generate annualized cost savings of $20 million.
•Rightsizing inventories. In an effort to reduce balance sheet inventories, the Company has adjusted production levels to better align finished goods manufacturing with the reduced demand outlook. Furthermore, the Company is working with its retail partners to reduce channel inventories. Balance sheet and channel inventories are expected to be substantially more aligned with demand at the end of 2022, although the optimization process could continue into early 2023.
•Increasing Gross Margin. As previously discussed, the Company has formed a Gross Margin Task Force to identify savings across the supply chain including input costs, packaging, logistics, and warehousing. The Company expects to begin to realize benefits from these initiatives beginning in 2023.

Guidance For Full Year Fiscal 2022
The company is reducing its full year guidance. The reduction in guidance reflects lower than anticipated results in the second quarter, the impact of ongoing macroeconomic pressures on consumer sentiment, and an expected reduction in replenishment order activity as retailers seek to reduce channel inventories.
•Total revenue is expected to be between $640 million and $660 million
•Adjusted EBITDA is expected to be between $35 million and $45 million
A reconciliation of Adjusted EBITDA guidance to net loss on a forward-looking basis cannot be provided without unreasonable efforts, as the Company is unable to provide reconciling information with respect to provision for income taxes, interest expense, depreciation and amortization, other expense, goodwill impairment, equity-based compensation, non-routine legal expenses, change in fair value of contingent consideration, offering related expenses, non-routine start-up costs, non-routine refinancing expenses, and other adjustment items all of which are adjustments to Adjusted EBITDA.
Conference Call Details
A conference call to discuss the Company's second quarter results is scheduled for August 10, 2022, at 4:30 p.m. ET. To participate, please dial (844) 200-6205 or +1 (929) 526-1599 for international callers, conference ID 520931. The conference call will also be webcast live at https://investors.traeger.com. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (866) 813-9403 or +44 204 525 0658 for international callers, conference ID 184909. A replay of the webcast will also be available approximately two hours after the conclusion of the call on the Company's website at https://investors.traeger.com. A supplemental presentation has also been posted to the Company's website at https://investors.traeger.com.
About Traeger
Traeger, headquartered in Salt Lake City, is the creator and category leader of the wood pellet grill, an outdoor cooking system that ignites all-natural hardwoods to grill, smoke, bake, roast, braise, and barbecue. Our grills are versatile and easy to use, empowering cooks of all skill sets to create delicious meals with a wood-fired flavor that cannot be replicated with gas, charcoal, or electric grills. Grills are at the core of our platform and are complemented by Traeger wood pellets, rubs, sauces and accessories.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our anticipated full year fiscal 2022 results, our expected annualized savings from our cost optimization initiatives, our ability to rightsize inventory levels and expected timing for doing so, and our ability to realize benefits from our gross margin initiatives and our expected timing for doing so. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, our history of operating losses, our ability to manage our future growth effectively, our ability to expand into additional markets, our ability to maintain and strengthen our brand to generate and maintain ongoing demand for our products, our ability to cost-effectively attract new customers and retain our existing customers, our failure to maintain product quality and product performance at an acceptable cost, the impact of product liability and warranty claims and product recalls, the highly competitive market in which we operate, the use of social media and community ambassadors, a decline in sales of our grills, our dependence on three major retailers, the impact of the COVID-19 pandemic on certain aspects of our business, risks associated with our international operations, our reliance on a limited number of third-party manufacturers and problems with (or loss of) our suppliers or an inability to obtain raw materials, and the ability of our stockholders to influence corporate matters and the other important factors discussed under the caption "Risk Factors" in our periodic and current reports filed with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2021 and, once filed, our Quarterly Report on Form 10-Q for the period ended June 30, 2022. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.
CONTACT:
Investors:
Nick Bacchus
Traeger, Inc.
investor@traeger.com
Bruce Williams
ICR, Inc.
investor@traeger.com
Media:
ICR, Inc.
TraegerPR@icrinc.com

TRAEGER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30, 2022	December 31, 2021
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$13,609	$16,740
Accounts receivable, net	111,763	92,927
Inventories	163,804	145,038
Prepaid expenses and other current assets	19,695	15,036
Total current assets	308,871	269,741
Property, plant, and equipment, net	69,807	55,477
Goodwill	185,562	297,047
Intangible assets, net	534,058	555,151
Other non-current assets	11,895	3,608
Total assets	$1,110,193	$1,181,024
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$27,636	$42,694
Accrued expenses	74,207	69,773
Line of credit	83,811	41,138
Current portion of capital leases	472	420
Current portion of contingent consideration	14,700	12,200
Other current liabilities	1,425	—
Total current liabilities	202,251	166,225
Notes payable	386,564	379,395
Capital leases, net of current portion	717	677
Contingent consideration, net of current portion	—	13,100
Deferred tax liability	11,683	11,673
Other non-current liabilities	443	434
Total liabilities	601,658	571,504
Commitments and contingencies—See Note 12
Stockholders' equity:
Preferred stock, $0.0001 par value; 25,000,000 shares authorized and no shares issued or outstanding as of June 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized
Issued and outstanding shares - 118,211,775 and 117,547,916 as of June 30, 2022 and December 31, 2021	12	12
Additional paid-in capital	821,806	794,413
Accumulated deficit	(325,530)	(184,819)
Accumulated other comprehensive income (loss)	12,247	(86)
Total stockholders' equity	508,535	609,520
Total liabilities and stockholders' equity	$1,110,193	$1,181,024

TRAEGER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$200,270	$213,022	$423,980	$448,595
Cost of revenue	126,764	129,715	266,909	264,657
Gross profit	73,506	83,307	157,071	183,938
Operating expenses:
Sales and marketing	43,811	47,269	76,905	78,120
General and administrative	28,886	24,802	71,755	38,358
Amortization of intangible assets	8,888	8,301	17,777	16,602
Change in fair value of contingent consideration	255	—	1,955	—
Goodwill impairment	111,485	—	111,485	—
Total operating expense	193,325	80,372	279,877	133,080
Income (loss) from operations	(119,819)	2,935	(122,806)	50,858
Other income (expense):
Interest expense	(7,064)	(7,877)	(12,901)	(15,689)
Loss on extinguishment of debt	—	(1,957)	—	(1,957)
Other income (expense), net	(5,350)	1,996	(4,806)	1,538
Total other expense	(12,414)	(7,838)	(17,707)	(16,108)
Income (loss) before provision for income taxes	(132,233)	(4,903)	(140,513)	34,750
Provision for income taxes	46	4	198	728
Net income (loss)	$(132,279)	$(4,907)	$(140,711)	$34,022
Net income (loss) per share, basic and diluted	$(1.12)	$(0.05)	$(1.19)	$0.31
Weighted average common shares outstanding, basic and diluted	118,211,168	108,724,387	118,051,090	108,724,387
Other comprehensive income:
Foreign currency translation adjustments	$12	$—	$9	$—
Change in cash flow hedge	5,735	—	12,324	—
Total other comprehensive income	5,747	—	12,333	—
Comprehensive income (loss)	$(126,532)	$(4,907)	$(128,378)	$34,022

TRAEGER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Six Months Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(140,711)	$34,022
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment	6,023	4,497
Amortization of intangible assets	21,337	16,942
Amortization of deferred financing costs	979	1,373
Loss on disposal of property, plant and equipment	1,176	51
Loss on extinguishment of debt	—	1,957
Equity-based compensation expense	27,434	2,501
Bad debt expense	(127)	107
Unrealized loss on derivative contracts	2,864	4,112
Change in fair value of contingent consideration	(1,325)	—
Goodwill impairment	111,485	—
Change in operating assets and liabilities:
Accounts receivable	(18,709)	(55,165)
Inventories, net	(18,767)	(17,316)
Prepaid expenses and other current assets	(2,394)	(1,420)
Other non-current assets	23	(279)
Accounts payable and accrued expenses	(19,351)	24,798
Other non-current liabilities	19	13
Net cash provided by (used in) operating activities	(30,044)	16,194
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant, and equipment	(12,422)	(11,248)
Capitalization of patent costs	(305)	(327)
Net cash used in investing activities	(12,727)	(11,575)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	110,600	65,000
Repayments on line of credit	(73,927)	(57,000)
Proceeds from long-term debt	12,500	510,000
Repayments of long-term debt	—	(446,355)
Payment of deferred financing costs	—	(8,478)
Principal payments on capital lease obligations	(217)	(184)
Payment of deferred offering costs	—	(3,906)
Payment of acquisition related contingent consideration	(9,275)	—
Taxes paid related to net share settlement of equity awards	(41)	—
Net cash provided by financing activities	39,640	59,077
Net increase (decrease) in cash and cash equivalents	(3,131)	63,696
Cash and cash equivalents at beginning of period	16,740	11,556
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$13,609	$75,252

TRAEGER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

(Continued)	Six Months Ended June 30,
	2022	2021
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$11,781	$13,898
Cash paid for income taxes	$1,988	$874
NON-CASH FINANCING AND INVESTING ACTIVITIES
Equipment purchased under capital leases	$344	$511
Property, plant, and equipment included in accounts payable and accrued expenses	$8,736	$662

TRAEGER, INC.
RECONCILIATIONS OF AND OTHER INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES
(unaudited)
In addition to our results and measures of performance determined in accordance with U.S. GAAP, we believe that certain non-GAAP financial measures are useful in evaluating and comparing our financial and operational performance over multiple periods, identifying trends affecting our business, formulating business plans and making strategic decisions.
Each of Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share are key performance measures that our management uses to assess our financial performance and is also used for internal planning and forecasting purposes. We believe that these non-GAAP financial measures are useful to investors and other interested parties in analyzing our financial performance because it provides a comparable overview of our operations across historical periods. In addition, we believe that providing each of Adjusted EBITDA and Adjusted Net Income, together with a reconciliation of net income (loss) to each such measure, and providing Adjusted Net Income per share, together with a reconciliation of net income (loss) per share against such measure, helps investors make comparisons between our company and other companies that may have different capital structures, different tax rates, and/or different forms of employee compensation. For example, due to finite-lived intangible assets included on our balance sheet following our corporate reorganization in 2017, we have significant non-cash amortization expense attributable to the nature of our capital structure.
Each of Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share are used by our management team as an additional measure of our performance for purposes of business decision-making, including managing expenditures, and evaluating potential acquisitions. Period-to-period comparisons of Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share help our management identify additional trends in our financial results that may not be shown solely by period-to-period comparisons of net income or income from continuing operations or net income per share. In addition, we may use Adjusted EBITDA in the incentive compensation programs applicable to some of our employees. Each of Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share has inherent limitations because of the excluded items, and may not be directly comparable to similarly titled metrics used by other companies. The following table presents a reconciliation of net income (loss) and net income (loss) per share, the most directly comparable financial measures calculated in accordance with U.S. GAAP, to Adjusted Net Income and Adjusted EBITDA, and Adjusted Net Income per share, respectively, on a consolidated basis.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(amounts in thousands, except share and per share amounts)
Net income (loss)	$(132,279)	$(4,907)	$(140,711)	$34,022
Adjustments:
Other expense (1)	3,401	2,720	4,075	6,068
Goodwill impairment	111,485	—	111,485	—
Equity-based compensation	11,951	1,545	27,434	2,501
Non-routine legal expenses (2)	1,051	1,512	2,969	2,754
Amortization of acquisition intangibles (3)	8,253	8,253	16,507	16,507
Change in fair value of contingent consideration	255	—	1,955	—
Offering related expenses (4)	—	666	—	1,035
Non-routine start-up costs (5)	—	2,980	—	2,980
Non-routine refinancing expenses (6)	—	3,895	—	3,895
Other adjustment items (7)	668	—	1,081	—
Tax impact of adjusting items	—	—	—	—
Adjusted net income	$4,785	$16,664	$24,795	$69,762

Net income (loss)	$(132,279)	$(4,907)	$(140,711)	$34,022
Adjustments:
Provision for income taxes	46	4	198	728
Interest expense	7,064	7,877	12,901	15,689
Depreciation and amortization	14,242	10,740	27,419	21,439
Other expense (1)	3,401	2,720	4,075	6,068
Goodwill impairment	111,485	—	111,485	—
Equity-based compensation	11,951	1,545	27,434	2,501
Non-routine legal expenses (2)	1,051	1,512	2,969	2,754
Change in fair value of contingent consideration	255	—	1,955	—
Offering related expenses (4)	—	666	—	1,035
Non-routine start-up costs (5)	—	2,980	—	2,980
Non-routine refinancing expenses (6)	—	3,895	—	3,895
Other adjustment items (7)	668	—	1,081	—
Adjusted EBITDA	$17,884	$27,032	$48,806	$91,111

Revenue	$200,270	$213,022	$423,980	$448,595
Net income (loss) margin	(66.1)%	(2.3)%	(33.2)%	7.6%
Adjusted net income margin	2.4%	7.8%	5.8%	15.6%
Adjusted EBITDA margin	8.9%	12.7%	11.5%	20.3%

Net income (loss) per diluted share	$(1.12)	$(0.05)	$(1.19)	$0.31
Adjusted net income per diluted share	$0.04	$0.15	$0.21	$0.64
Weighted average common shares outstanding - diluted	118,211,168	108,724,387	118,051,090	108,724,387
(1)Represents gains (losses) on disposal of property, plant, and equipment, impairments of long-term assets, and unrealized gains (losses) from derivatives.
(2)Represents external legal expenses for litigation, patent and trademark defense, and legal costs related to the 2021 acquisition of Apption Labs.
(3)Represents the amortization expense associated with intangible assets recorded in connection with the 2017 acquisition of Traeger Pellet Grills Holdings LLC.
(4)Represents expenses for legal and consulting costs incurred in connection with our IPO process.
(5)Represents start-up costs for investments in Traeger Provisions.
(6)Represents expenses primarily for consulting and legal costs incurred to refinance our credit facilities.

(7)Represents restoration costs at our wood pellet production facility due to flood damage sustained as a result of a tropical storm, non-cash ground lease expense associated with our build-to-suit lease, payroll tax expense related to the vesting of one-time equity awards in connection with our IPO, and implementation costs related to public company SOX compliance.